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                                        Unocal Corporation
                                        1201 West 5th Street, P.O. Box 7600
                                        Los Angeles, California 90051
                                        Telephone (213)977-7019

                        [Unocal Corporation Logo]


Roger C. Beach
Chief Executive Officer                 April 19, 1995


Dear Unocal Employee:

By now, you should have received Unocal's 1994 annual report and proxy statement, together with a proxy card (or voting instruction card) for directing the voting of your shares at the upcoming annual meeting.

This year's proxy statement contains two stockholder proposals. One calls on the company's Board of Directors to issue a report to stockholders about our natural gas processing operations in northern Alberta, Canada. The second asks the Board to review and update Unocal's "Statement of Principles," our code of conduct for doing business internationally.

The enclosed Proxy Fact Sheet presents the viewpoints and recommendations of your company's Board of Directors. I would also encourage you to review the entire proxy statement, which provides more detailed information about each of these proposals.

As a Unocal employee and stockholder, you are a part-owner of our company.
Your views and your votes are very important.   I urge you to complete and
sign your proxy card or voting instruction card, and return it in the postage-paid envelope provided with the proxy statement.

                                        Very truly yours,

                                        /S/ Roger C. Beach
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                        [Unocal Corporation Logo]

                            PROXY FACT SHEET

                      ITEM 3 / STOCKHOLDER PROPOSAL

Item 3

Proposal Summary
- -----------------
Requests the Board of Directors to prepare a report on the company's gas processing operations in northern Alberta, Canada, in territory claimed from the Canadian and Alberta governments by the Lubicon Lake Indians; and discuss the consequences of our newly constructed gas processing plant.

VOTE NO [A box with a checkmark appears here]

The Board of Directors recommends a vote AGAINST the adoption of Proxy Item
3.

[A map appears here. An outline is labeled "Proposed Lubicon Lake Indian Reserve." A shaded outline within the proposed reserve is labeled "Lubicon
Lake."   Another shaded outline, southwest of the proposed reserve and slightly overlapping the proposed reserve's southwest boundry, is labled
"Unocal Lease Area."   The locations of the "Slave Gas Plant," within the
Unocal lease area, and "Little Buffalo (Lubicon Lake Indian Settlement)," north of both the proposed reserve and the lease area, are labeled and represented by points. A straight line with arrows at both ends indicates that it is "12 Miles" between the two points. The map has an insert showing the where the "Mapped area" is located in Alberta. "Alberta" is outlined and labeled. The "Slave Area" is labeled and represented by a star. "Edmonton" and "Calgary," both South of the Slave Area, are labeled and represented by points. "British Columbia" is shown to the West.]

Unocal's View
- -------------
The proposal pertains to the recent addition of a sour gas processing unit at Unocal Canada Limited's existing oil and gas handling facility at the Slave field. The plant is located in a remote area of northern Alberta, 12 miles from a small settlement of Lubicon Lake Indians. The site is adjacent to a reserve that has been proposed for the Lubicons by the Canadian government.

Unocal does not believe a report describing the issues surrounding the expansion of the gas processing plant is necessary. All aspects of the Slave field development, including the processing plant expansion, were fully permitted after extensive technical and environmental reviews. Moreover, at the express request of the Lubicons, a thorough public re-examination of the plant expansion permitting was undertaken by the responsible Alberta authority in November and December of 1994. The plant's technological soundness and environmental safety were reaffirmed.

Why Plant Expansion Makes Sense
- -------------------------------
Unocal Canada has operated the Slave field since 1983, producing oil and sweet (low sulfur) natural gas. All of the produced gas is flared (burned off), because the volume is too low for economic processing and sale.

The plant expansion will enable us to boost gas production. The additional gas is not being produced now because it is slightly "sour," containing small amounts of sulfur compounds. Addition of the sour gas processing facility, adjacent to the existing plant, makes economic production of this gas possible. It will also enable us to recover and sell the sweet gas now being flared.

It's important to emphasize that the new gas entering the plant will be only slightly sour. Sulfur emissions from our expanded plant are projected to be less than half the licensed limit of .635 metric tons per day. Current plant emissions of about 1.3 metric tons per day of nitrogen oxides and .1 metric tons per day of carbon monoxide will be virtually eliminated by the new equipment.

Regulatory Approval to Operate
- ------------------------------
In February 1994, Unocal received approval to construct and operate the sour gas processing unit from the Alberta Energy Resources Conservation Board
(ERCB), the regulatory agency overseeing energy issues for the province.

Prior to construction, Unocal Canada representatives      met with Lubicon
leaders to discuss the proposed plant expansion. By January 1994, the company had received two letters from the Lubicon Chief stating that the Lubicons would not oppose the expansion and related new flow (feeder) lines. Construction began immediately and was completed in September, 1994.

Plant Safety Reaffirmed
- -----------------------
Two months after plant construction was completed, the   ERCB convened public
hearings to reexamine the issuing of Unocal's sour gas processing permit.
The hearings, held at the request of the Lubicons, included extensive testimony from independent environmental consultants, technical experts and Unocal Canada engineers.

In February of 1995, the ERCB reaffirmed its approval of  the plant
expansion.  The Board concluded that the sour   gas plant "can be operated in
a safe manner and will not represent any substantive risk to people living in
the   area or their future life style on the proposed reserve."

[A bar graph appears here. It is labled "Slave Gas Plant Emissions Comparison." The X axis is labeled "Tons per day," and four intervals are labeled: 0, .5, 1.0 and 1.5. There are six vertical bars. The three bars on the left of the graph are blue, with the legend "Before Plant Expansion."
The first bar is labeled "NOx" and rises to 1.3 on the graph. The second bar is labeled "CO" and rises to .1 on the graph. The third bar is labeled
"Sulphur" and rises to less than .1 on the graph.   The first two of the
three bars on the right of the graph are yellow, with the legend "After Plant Expansion." The first bar is labled "NOx" and the second bar is labeled "CO." Both of these bars rise to less than .1 on the graph. The third bar, labeled "Sulphur," is a stacked bar, yellow at the bottom and white at the top. The yellow portion is labeled "Expected" and rises to .19 on the graph. The white portion is labeled "License" and rises to .635 on the graph.]

The Lubicons' Land Dispute
- --------------------------
While Unocal Canada holds all proper mineral leases and regulatory permits for the Slave field, a complicating factor remains an unresolved land rights claim between the Lubicons and Canada's federal and provincial governments. Dating back to the 1930s, this bitterly contested dispute has frequently been played out in the public arena. The land rights issue does not involve Unocal Canada, and must necessarily be resolved by the governments and the Lubicons.

Unocal:  A Good Neighbor
- ------------------------
From the onset of our activities in the Slave field, Unocal has made every effort to be a friend and good neighbor to the Lubicons. We've offered jobs, training, and technical assistance to help the Lubicons maintain a sustainable lifestyle. We have also freely and willingly shared information about our activities in the region, including the gas plant expansion.

Summary
- -------
Unocal Canada's plant expansion was approved and permitted by the Alberta Energy Resources Conservation Board. The Lubicons themselves were informed about the project, and extensive hearings on the plant were held last fall by the ERCB at their request. The Board found that the facility will have no substantive adverse impact on people or the environment.

For these reasons, we do not see a need for any further documentation on this matter. We believe the requested report is unnecessary, and would serve no
useful purpose   for our stockholders.

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                        [Unocal Corporation Logo]

                            PROXY FACT SHEET

                      ITEM 4 / STOCKHOLDER PROPOSAL

Item 4

Proposal Summary
- ----------------
Requests the Board of Directors to review and update Unocal's Statement of Principles, which outlines the company's code of conduct for doing business internationally;

Requests that the Board develop specific guidelines advising the company on investing in or withdrawing from countries where there is a pattern of ongoing and systemic violations of human rights, where a government is illegitimate, or where there is a call for economic sanctions by human rights advocates, pro-democracy groups or legitimately elected representatives.

VOTE NO  [A box with a checkmark appears here]

The Board of Directors recommends a vote AGAINST the adoption of Proxy Item
4.

Unocal's Statement of Principles
- --------------------------------

Meet the highest ethical standards in all of our business activities.

Conduct business in a way that engenders pride in our employees and respect from the world community.

Treat everyone fairly and with respect.

Offer equal employment opportunity for all host country nationals, regardless of race, ethnic group, or sex.

Make sure that a very high percentage of the work force is made up of nationals.

Train and develop national employees so they have full access to opportunities for professional advancement and positions at higher levels in the organization.

Maintain a safe and healthful workplace.

As employees, value and protect each other's health and safety as highly as we do our own.

Use local goods and services as much as practical, whenever they're competitive and fit our needs.

Improve the quality of life in the communities where we do business.

Contribute -- and not just economically -- to local communities, so that our presence enhances peoples' lives in long-lasting, meaningful ways.

Protect the environment.

Take our environmental responsibilities seriously and abide by all environmental laws of our host country, as we do in the United States.

Communicate openly and honestly.

Maintain our policy of encouraging meaningful dialogue with concerned shareholders, employees, the media, and members of the public.

Be a good corporate citizen and a good friend of the people of our host country.

Unocal's View
- -------------
Unocal has earned an international reputation for integrity and high ethical standards. Our Statement of Principles was created to codify and maintain those standards. The Principles fully and clearly describe Unocal's commitment to ethical business practices -- including respect for human rights. They also spell out our responsibilities to citizens, local communities, and host countries where we have operations and activities.

Our Statement of Principles was reviewed and published just nine months ago, in July of 1994. It is consistent with President Clinton's newly established "Model Business Principles," a voluntary code of conduct for U.S. corporations doing business abroad. We believe there is no need to revise or update our Statement. We also feel that linking the company's investment decisions to political agendas is not an effective way to do business, or to bring about constructive social change.


Energy Development Improves Quality of Life
- -------------------------------------------
Historically, energy development has had a positive impact on peoples' lives, regardless of a country's internal politics. It builds economies, improves living standards and stimulates social reform.

At Unocal, we have learned this through direct experience.  Over the past 25
years, we've seen our activities improve   the quality of life for thousands
of families and communities in Indonesia, the Philippines, Thailand and other developing nations. Our projects have created good-paying jobs, provided educational and skills training, and helped establish new industries in these countries. They have also improved health, safety and environmental practices.

Unocal in Myanmar: Pursuing Constructive Engagement
- ---------------------------------------------------
Unocal is a co-venturer in a major natural gas project in the Yadana field, offshore Myanmar. Total, a French energy company, is the project operator. Production is expected to begin in 1998 and reach 525 million cubic feet of natural gas per day. The gas will be transported by pipeline to Thailand, where it will be used for electricity generation.

Because of Myanmar's current political situation, the natural gas project is the object of some controversy. Some would prefer we withdraw from Myanmar, and isolate the nation to compel democratic reforms. We believe such a move would be counter-productive, and would hurt the very people it was designed to help.

Summary
- -------
Unocal's code of business conduct is spelled out in a clear and comprehensive Statement of Principles. We believe there is no need to revise or reformulate this code. As it stands, the Statement outlines our commitment to maintaining the highest ethical standards. It also includes our firm pledge to improve and enrich the lives of people wherever we do business.

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